The Bancorp, Inc. to Participate in U.S. Treasury Department's Capital Purchase Program

Wilmington, De - November 25, 2008 - The Bancorp, Inc. (the "Bancorp") (Nasdaq: TBBK) today announced that it has received preliminary approval from the U.S. Treasury Department for the sale of approximately $45.2 million of preferred stock and related warrants to the U.S. Treasury under the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008. This approval is subject to certain conditions and the execution of definitive agreements.

Pursuant to the Capital Purchase Program, Bancorp will issue preferred stock at a 5 percent annual dividend rate for the first five years. The rate will increase to a 9 percent annual dividend thereafter if the preferred shares are not redeemed by Bancorp. The U.S. Treasury will also receive 10-year warrants to purchase shares of Bancorp common stock. Details of the terms of the program can be found on the U.S. Treasury website at http://treas.gov/initiatives/eesa.

The Bancorp's Tier 1 capital to risk-weighted assets ratio at September 30, 2008 was 8.55 percent, significantly above the well-capitalized regulatory requirement of 6 percent for this ratio. Using risk-weighted assets as of September 30, 2008, Bancorp's ratio of Tier 1 capital to risk-weighted assets after the issuance of the $45.2 million of preferred stock to the U.S. Treasury will be approximately 11.5 percent.

About Bancorp

The Bancorp, Inc. is a financial holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank's regional community bank division serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Bancorp's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. This includes any statements regarding management's plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. These risks and uncertainties include those discussed in Bancorp's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007 and its quarterly report on Form 10-Q for the quarter ended September 30, 2008. Bancorp does not undertake to update forward-looking statements in this press release or with respect to matters described herein, except as may be required by law.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com